Filed under Rule 433
File No. 333-134206-01

Final Term Sheet

February 23, 2009

Issuer:	Arizona Public Service Company
Security:	$500,000,000 8.750% Notes due 2019
Maturity:	March 1, 2019
Interest rate:	8.750%
Yield to maturity:	8.758%
Spread:	595 basis points
Benchmark treasury security:	2.750% due February 15, 2019
Benchmark treasury yield:	2.808%
Optional redemption:	Make-whole call at any time at Treasury rate plus 50 basis points
Interest payment dates:	March 1 and September 1
First interest payment date:	September 1, 2009
Public offering price:	99.945% per note
Trade date:	February 23, 2009
Settlement date:	February 26, 2009 (T+3)
Ratings:	Baa2 / BBB- / BBB (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
Joint Book-Running Managers:	Barclays Capital Inc.;
BNY Mellon Capital Markets, LLC;
Credit Suisse Securities (USA) LLC
Co-Managers:	KeyBanc Capital Markets Inc.;
Mizuho Securities USA Inc.;
Wedbush Morgan Securities Inc.
CUSIP:	040555CL6

The pro forma ratio of earnings to fixed charges for the year ended December 31, 2008 was 2.37.

Arizona Public Service Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.